UNITED STATES
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CDW CORPORATION

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THIS FILING INCLUDES A TRANSCRIPT OF A CONFERENCE CALL HELD ON MAY 29, 2007 IN WHICH CDW’S OFFICERS AND DIRECTORS PARTICIPATED. THE CALL WAS LED BY CDW’S CHIEF EXECUTIVE OFFICER, JOHN EDWARDSON, WITH COMMENTS FROM BEN CHERESKIN OF MADISON DEARBORN PARTNERS, LLC. THE MANAGER TALKING POINTS WHICH SERVED AS THE OUTLINE FOR MR. EDWARDSON’S REMARKS ON THE CALL WERE PREVIOUSLY FILED BY CDW CORPORATION AS EXHIBIT 99.4 TO THE FORM 8-K FILED ON MAY 30, 2007.
CDW Corporation
Transcript of Conference Call with CDW Officers and Directors
John Edwardson
May 29, 2007
6:13 pm Central Time
CDW Corporation will file with the Securities and Exchange Commission (the “SEC”), and furnish to its shareholders, a proxy statement soliciting proxies for the meeting of its shareholders to be called with respect to the proposed merger between CDW and Madison Dearborn Partners, LLC. CDW SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT IS FINALIZED AND DISTRIBUTED TO THEM BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. CDW shareholders and other interested parties will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. CDW shareholders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents by directing a request by mail or telephone to CDW Corporation, 200 N. Milwaukee Ave., Vernon Hills, Illinois 60061, Attention: Corporate Secretary, telephone: (847) 465-6000, or from CDW’s website, http://www.cdw.com.
CDW and certain of its directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be “participants” in the solicitation of proxies from shareholders of CDW with respect to the proposed merger. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in CDW’s proxy statement relating to the proposed merger when it is filed with the SEC. Information regarding certain of these persons and their beneficial ownership of CDW common stock as of March 31, 2007 is also set forth in CDW’s proxy statement for its 2007 Annual Meeting of Shareholders, which was filed with the SEC on April 16, 2007.
Statements about the expected timing, completion and effects of the proposed merger between CDW and Madison Dearborn Partners, LLC, and all other statements in this filing other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements, each of which is qualified in its entirety by reference to the following cautionary statements. Forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. CDW may not be able to complete the proposed merger because of a number of factors, including, among other things, the failure to obtain shareholder approval, the failure of financing or the failure to satisfy other closing conditions. Other risks and uncertainties that may affect forward-looking statements are described in the reports filed by CDW with the SEC under the Securities Exchange Act of 1934, as amended, including without limitation CDW’s Annual Report on Form 10-K for the year ended December 31, 2006.

CDW Corporation
Transcript of Conference Call with CDW Officers and Directors
John Edwardson
May 29, 2007
6:13 pm Central Time

Operator:	Good afternoon ladies and gentlemen and welcome to the CDW Director Call. At this time, all participants are in a listen-only mode. Later we will be conducting a question and answer session. Please note that this conference is being recorded. I will now turn the call over to Mr. John Edwardson. Mr. Edwardson, you may begin.

John Edwardson:	Thank you so much and thanks to all of you on the phone joining us. I know that this has been a relatively long day for many of you, I’m sure, as you have probably had a lot of coworkers asking you questions that you didn’t know answers to; and, unfortunately, the way these things work, you just couldn’t be given answers to. So, let me first tell you that this is not how we planned to announce this news. We had hoped that we would have had all of our work done over the weekend and our original plan was to brief all of you, as officers and directors of CDW before the public was notified. We were hoping to do that last evening, but things just didn’t work out that simply and as a result we were unable to brief you before the news became public. As you know, we were unable to comment on this transaction throughout the day until the agreement was signed, which happened literally just a few minutes ago. I know that all of you understand as a public company that there are rules and regulations that we have to follow and that we can’t comment about things until we have something to comment about, even to all of you, some of our officers and directors and all of our other coworkers. With us on the phone are three individuals from Madison Dearborn Partners, Ben Chereskin, George Peinado, and Brittany Smith. Ben will be speaking to you in a few more minutes and that kind of gives away the next part of what I want to say. We were supposed to send some confidential materials to you. I think they are probably not confidential any more. Some of them are on the Q&A we do not want you to make copies of. We do... There’s some information you’re free to share with people and some others that, some other information’s probably best for you to have and not be shared and so let me go directly to what was in the press release.

We signed an agreement just a few minutes ago to be acquired by a Chicago-based private equity group, Madison Dearborn Partners. Madison Dearborn is buying CDW for around $7.3 billion or $87.75 a share. This transaction will result in CDW becoming a private company. You will learn more about Madison Dearborn in a few minutes from Ben. It is a company that has been active in Chicago for many, many years in the private equity market. I’ve had the benefit of knowing the founder of the firm and Chairman of the firm, John Canning, and Paul Finnegan, who’s the Co-President, and a number of other people at the firm during my years here in Chicago. I had not had the pleasure of meeting Ben and George and Brittany until the last few months, but have gotten to know them reasonably well as we have gone through many, many meetings and hours together with them. One thing you’ll hear I’m sure, is that Madison Dearborn is committed to investing in our long-term growth. They believe in our strategies and obviously believed enough in the management team and coworkers of CDW to make a huge investment in this Company, so our goals, our strategies, our values will remain unchanged and, hopefully, the management team will stay together and will continue to run the company as we have. That is includes each and all of you, I hope.

So let me go through a little bit of detail about what’s going to happen over the next few months. If the transaction is approved and customary closing conditions are satisfied upon closing, all of your stock options and your restricted stock will vest. That may be important to each of you. Option holders will be paid an amount in cash equal to the buyout price of $87.75 per share minus the exercise price of those options less applicable taxes. Those of you own shares directly, either directly or through the employee stock purchase plan or through a restricted stock, which is not yet vested; those shares will vest and you will receive $87.75 per share less the applicable taxes due. The agreement will be voted on at a special meeting of shareholders expected to be scheduled in the next few months. We expect that the transaction would close in the late third quarter of 2007. It could stretch as much as into the early part of the fourth quarter, but we hope that we have all of our work done and that we’ll be able to close by the end of September.

Because of the way these transactions usually work, the buyers are not allowed to engage in discussion with anyone in management about whether or not the managers will stay in place until later in the process. That said, one of the principle considerations for Madison Dearborn was the strength of you as managers and our management team. One of their investment principles is to invest in companies with outstanding management teams. Their attempt is to keep this management team intact. Sometimes there are concerns about the impact of transactions like this on compensation. Madison Dearborn Partners has agreed at a minimum to preserve current base salary and benefit levels at least through 2008. We will continue with the PMP process to determine yearly salary adjustments and cash bonuses and cash incentive plans will continue to be established by management subject to business goals and personal performance as they always have been. We expect no job reductions as a result of the transaction. Madison Dearborn Partners is attracted to your success and the value that our coworkers have built in this Company.

Let me give you a little more background on the transaction and what we’ve been up to for the last three months. Our Board was initially approached by a party interested in discussing a potential transaction and the board then went through an evaluation process with that party and several other potential buyers. This is what boards have to do in cases like this when these things happen. After a very lengthy and a very deliberate process, Madison Dearborn Partners offered the best price. As a result, our Board has agreed for CDW to be purchased by Madison Dearborn Partners for the amount that I told you earlier. Our Board of Directors believes this is a compelling opportunity to immediately maximize shareholder value and is recommending that shareholders approve the transaction. Our potential new owners, and hopefully they will not be potential but will be owners as time goes by, are committed to providing CDW the resources necessary to continue to grow our Company. One of the things that I also want to mention to you is that as part of this transaction, Michael Krasny has agreed to vote all of his shares, 21%/22% of those shares in support of the transaction.

Let me go further with a few more details. Madison Dearborn Partners has spent thousands of hours evaluating and studying our Company and is very confident about our growth prospects. Harry and Anne Ireland and others around the table are chuckling over the thousands of hours because it wasn’t just Madison Dearborn Partners that spent thousands of hours; it was a lot of other people on your leadership team as well. Madison Dearborn is making a significant financial investment in the Company. Those numbers will come out soon when the merger agreement is filed, which is to be tomorrow, I believe; and we’ll probably wait until that time, unless Ben wants to go through those on the phone call in a few minutes. We’ve had many discussions with Madison Dearborn about our growth strategies, including growing the sales team, enhancing our customer experience, and expanding the Berbee platform on a national basis. They are supportive of these strategies and will work with us to provide the resources necessary to execute them.

Let me tell you just a little bit about Madison Dearborn. I don’t want to takeaway Ben’s thunder, but let me just mention a few things. They’re a major private equity investment firm and they’re based here in Chicago, which is wonderful for us because that means they will be close and we can get together much more easily or easier than if they were in New York. The key characteristics that Madison Dearborn looks for in investments include great people, a leading market share, a track record of innovation, substantial free cash flow, a widely recognized brand name, a highly efficient and defensible distribution channel, and a scaleable business model that has strong returns on capital. One of the things I can assure you is that Madison Dearborn knows a lot about our business. We have had literally a great deal of fun brainstorming with them, challenging each other as we’ve gone through the process in looking at our business model for the future, some of their suggestions and thoughts about growing the business model; and I have to tell you, “They know a great deal about the Company and it’s very impressive to see how quickly they’ve learned about who we are and what we do.” They’ve made many billons of dollars of investments over the years. Some of their current investments are Ruth’s Chris Steak House, I don’t know if you get discounts, but we’ll find out from Ben in a few minutes, Boise Cascade Holdings, Yankee Candle Company, Cinemark Theaters, and others. You may be hearing the name. You’re already heard of Ben Chereskin. Ben is a Managing Director at the firm and one of the founders of Madison Dearborn; and he will be our principal contact; and he’ll be speaking to all of you in a few minutes. One of the things that you will quickly find out is that they are very interested in our culture, in our leadership team, and in the service that we provide to our customers. That’s what has attracted them to make this investment in CDW. It’s very important to all of us during this interim period that we reassure our customers that they will continue to receive the same level of service and support that they’ve come to expect from all of you. Our potential new owners are just as dedicated to providing a superior customer service as we are.

I would also like to mention to you a special bonus plan which Madison Dearborn approved as part of this transaction. It happened at a very unusual time because, as all of you know, we typically award stock options at the Annual Shareholders’ Meeting every year. So I’d like to share some good news with you regarding the 2007 options and restricted stock grant. Due to the pending transaction, we will not be able to make an option on restricted share grant award to the shareholders’ meeting this year. Assuming the transaction is completed, Madison Dearborn has agreed to a special bonus program to be paid to managers, directors, officers, and non-manager level coworkers that were identified to have received a discretionary award who are here at the end of this calendar year. Coworkers of the Month and Year for 2006 and for the months of January through April of this year are also eligible in receiving this special bonus program. For those who get stock options, the value of the cash payment will be based on the buyout price per share of $87.75 minus $75.56, which was the closing price last Friday, May 25th, multiplied, of course, by the number of options that would’ve been granted to you less applicable taxes. For those who are included in the restricted stock program, the value of the cash payment will be based on the buyout price per share of $87.75, multiply it again by the number of shares of restricted stock that you would’ve been granted less applicable taxes. If this transaction is not approved, options and restricted shares will be granted per the preexisting program, at what price we do not know right now because it will take Board approval grant those and that would’ve not happened, of course, unless this transaction failed to close.

Let’s talk a little about the announcement plan; and originally when we were going to be talking with you, the press release would have come after this phone call rather than before. I think most of you know that the press release went about 30 minutes ago. We plan to issue a coworker training blackout notice tomorrow to notify them they cannot trade in the CDW common stock until Thursday. We will begin the communications process to share the news with all audiences starting, of course, with our coworkers who will receive an email from me shortly; and I believe that email has already gone out. In addition, coworkers will be able to dial into a recorded message from me some time tomorrow. We’ve not recorded that message yet because we’ve been busy doing other things, but hopefully that will be recorded late tonight or early tomorrow morning. There will be call-in number posted so that all coworkers can call in to listen to that message. Of course, cdw.com and CoworkerNet will have information posted on Wednesday morning as well. FAQ sheets will be sent to customer facing coworkers throughout the Company with standard questions that we think may be asked and suggested answers to those questions to help those of you who face our customers. We believe that it is very important for senior leaders to be more visible than usual tomorrow. It’s important to help your teams to adjust to the news, answer questions for them, and offer to escalate any questions that you do not have answers to. We’ll continue to forward information to you as the process unfolds. Each of you, if you have questions that you don’t know the answer to, please don’t speculate. Call your representative on the Executive Committee, email them, ask them those questions and we’ll be getting back to you as quickly as possible. Also Executive Committee members will be holding town hall meetings during the remainder of the week to address questions as the news begins to sink in. The phone call with investors and analysts will take place tomorrow morning at 8:00 before the market opens. We also expect that the news will generate considerable media interest. In fact, there was considerable interest even before the news was real. As always, all calls from the media will go to Gary Ross* or Clark Walter*, who will respond or schedule interviews with the appropriate CDW spokesperson. Cindy Klimstra, Vice President of Investor Relations, will manage all of our financial community and shareholder inquiries.

It is essential that no one at any level of the Company respond to media, analysts, or other inquiries unless they’ve been specifically requested to do so. Chris Leahy will be sending the Media Policy Reminder Notice to all coworkers tomorrow morning.

Let’s go through quickly the next steps and what’s going to happen over the coming days, weeks, and months with regard to the proposed transaction. As of now, this is a proposed transaction. We are still a public company and required to operate as such. At this stage, we have a signed merger agreement in place. Copies of that will be filed with the SEC tomorrow. That is just the first step of the process. In a few weeks a more formal document known as a “proxy statement” will be filed with the Securities and Exchange Commission with full details of the transaction. There will be a lot of history. We’ll go through the companies that we talked with. I’m sure that Madison Dearborn will be as interested in reading that as many of you will be to find out who their competition was as we went through this process. Shareholders will vote on the transaction at a special meeting, which we expect to hold in the next few months. As I mentioned before, we hope to hold the, hope to close the transaction before the end of the third quarter.

One part of this process, which may seem unusual or new to you, is something called a “go-shop period.” Since the process at this point has not been a public process, it’s necessary that our Board of Directors approach potential buyers to determine if someone is willing to pay a higher price than the price that we have negotiated with Madison Dearborn Partners. This is called, as I mentioned a few minutes ago, a “go-shop period” and it will last for 30 days. I just wanted to make sure that all you were aware of that. It will cause a little bit of confusion and it will probably cause a little bit of angst because we have a period of here of 30 more days where we don’t know for sure what could or may happen.

Let me go through the materials that you received; and then I will turn the phone call over to Ben, who wants to make a few comments. In the package of announcement materials you received earlier is a set of materials and message maps. Rather than go through the messaging point-by-point, we’re counting on each of you to take the time to review and internalize this information so you’ll be ready to answer questions on your own. Going forward, it’s very essential that each of us are consistent in what we’re saying about this transaction inside and outside the Company in every communication. That’s why we’re providing these materials for you to use. Please do not speculate about answers if you don’t know what the answers are. The materials that we have provided for you are the press release, the Coworker FAQ and an email that came from me. One last cautionary note that I would like to make: We need to make certain that everyone is clear that what we’re announcing is a potential transaction. We’re still a public company; we’re required to operate as such. While we expect and hope that the transaction will become a reality, it has not yet been approved by shareholders. It won’t be a complete certainty until shareholders have approved it at this special meeting a few months in advance.

Some expectations for you as officers and directors: We’ve already outlined expectations regarding the announcement process and what will happen over the period immediately following the announcement. We now have an obligation to many constituencies, our customers, our vendor partners to insure that we continue to provide the highest levels of service that our customers have come to expect. We also have a month to make. I don’t need to remind any of you that the last two days of the month are Wednesday and Thursday. We have revenue goals and objectives; and we intend to meet them. I know it’s going to be hard for you to keep yourselves and your team members focused with all of this news going on, but we have a plan and a budget to meet; and I expect you to make that happen.

With that, Ben, if you’re on the phone, the operator should know where you are and turn on your telephone so you can speak to the group. Ben Chereskin of Madison Dearborn partners.

Operator:	I’m sorry, but he’s actually not on the call.

John Edwardson:	Is George Peinado on the phone?

Operator:	I do have him on, yes, one moment.

John Edwardson:	George, if you can... Ben may be with George, so either one of you who are there.

Ben Chereskin:	Hello.

John Edwardson:	Okay.

Ben Chereskin:	Hello everybody. This is Ben Chereskin from Madison Dearborn. In fact, I’m here with George Peinado, Brittany Smith, and Steven Looke, my colleagues who worked on this transaction. The first thing I’d like to express is our sense of excitement. We are honored to have the opportunity to partner with the exceptional team at CDW. While we’ve only met several of your leadership team, it is worth mentioning right upfront, how impressed we have been with each and every one of them and to let you know that we look forward to meeting many, many more of you in the days, weeks, and months to come.

John has asked me to cover a few areas. The first is just a little bit about Madison Dearborn and who we are. John, you did such a great job, we’ll have to get you on the road when we raise our next fund. But I will summarize a little bit more about our firm and our background. First, we are one of the leading private equity investment firms in the United States. We’ve got approximately $14 billion of equity capital under management under a series of partnerships. By way of background, we were founded in 1993. The founders of the firm, of whom I’m one, were formally the executives who ran the private equity investment group, First Chicago Corporation. We were one of the earliest and most active investors in the formative years of a leverage buyout business going back over 25 years ago and have remained leading players in that business through it’s current growth period. However, across that period of many, many years, we have kept a very consistent approach to business; and I’d like to share some of the highlights of that approach with you. The approach that we bring to business focuses in the first instance of trying to identify exceptional businesses that are industry leaders that are run by world-class management teams. Once we have found those exceptional companies and run by those teams, we dig in and do a lot of homework to try to understand the businesses that we’re investing in upfront. The purpose of that is so that we cannot just understand, but come into alignment with a management team around the strategies they’ve developed, organized, and focused their teams around. Once we understand the company’s strategies and its prospects, we then try to develop and design the right capital structure for the transactions that we’re seeking to complete. After transaction is consummated, we look to provide support at the board level through governance. We are not operators. The management team members who have met with us will, probably sized us up very quickly in that regard. We do not know how to run a company, but frankly we don’t aspire to run a company. Rather we look to support management teams in building their businesses. We look to build the value of our investments by growing the value of the underlying businesses. That is how we’ve had our greatest successes over time. It might be worth mentioning just a few of the names of the companies with whom we’ve had the privilege of working over the many years that we’ve been in business. Those include notable growth companies such as: The Sports Authority, General Nutrition Centers, Nextel Partners, MetroPCS, XM Satellite Radio, Ruth’s Chris. We also have worked with a number of major corporations with whom you may be familiar, companies like: Packaging Corporation of America, in our backyard, Boise Cascade Corporation, Intelsat to name just a few. The philosophy that we really bring to every one of these transactions, whether it’s a growth company or a large buyout of a more mature business, is that in every transaction we seek to form a partnership between ourselves, as financial partners, and the management teams that are the operating partners of the business. We try in everything that we do to treat our partners the way we would hope to be treated with respect and with an open book. We are long-term investors. Our investment horizons stretch over the several year period of time. Typically we look to focus in our investment horizons to supply a long-term path of sustainable growth in a business while we inevitably look to exit the investments that we make. We do so only in concert with the guidance that management provides us and all appropriate planning is made before such events.

It might bear spending a few minutes talking about how we work together with our teams. As I mentioned, we look to seek a partnership and this approach, and this informs our approach to how we run the company from a board perspective while the management teams runs the company from a leadership perspective. We basically look to our operating partners, the current leadership team to establish and put together the plans of the business and to operate the business on a day-to-day basis. It is really on their shoulders and ultimate on your shoulders to deliver the results of the business. We act only in a corporate governance capacity. We try to be supportive, active, informed board members, as John says, that bring resources to help you support of the growth of the business and the execution of the plan. You will not see us frequently. We will not see us day-to-day. We will act simply as Board members helping to establish appropriate governance perimeters for the business.

I thought it’d be appropriate for us to spend a few minutes talking about why we’re so excited and interested in being involved with CDW. Our assessment frankly is that this was one of the most compelling investment opportunities that we’ve seen in years. You clearly have built an exceptional business model that has a demonstrated competitive advantage that has proven over time. You’ve had a very, very strong financial track record and, in fact, have demonstrated your ability to generate terrific cash flow on a consistent basis and exceptional rates of return on your capital investment. The stability of your top line and the durability of your business model is clearly something that impresses us; and we believe, based on a lot of work that we’ve done with some of the smartest diligence resources that we could assemble, that the Company has very, very favorable growth prospects, not just over the next several years, but for many years beyond that; and that is very surprising for a company of your size. But frankly the most important thing that impress us about CDW was the leadership that is running your business and the culture of excellence that you and all of your coworkers have established. It has been validated time and time again, not just by your reputation, but a lot of work that we did do, that you are the best at what you do and that you are committed to innovation and to improvement every day and to delivering results. Our decision to make the largest investment in the history of our firm is a real vote of confidence and an endorsement, the strongest possible endorsement we can make of your plans.

I’m sure you’re all wondering about what the future holds in this new partnership that we’re going to seek to establish. First, we see great opportunity across all sectors of the business, whether that’s the corporate business, whether that’s the public business, or whether that’s Berbee. The homework that we did established without any shadow of a doubt that there, remains significant additional growth opportunities for the business. It establishes that you all have developed the appropriate strategies, resources, and systems to be able to pursue that in an efficient and highly productive manner. We believe that the Company’s plans to build the sales forces across all sectors, is absolutely the right approach to seek a market leadership position in greater dominance across the country. We believe that the national rollout strategy for Berbee makes tremendous sense and that there are opportunities to do that both on a Greenfield basis as well as through acquisitions. We’re going to support that continued growth throughout this investment horizon. You should...

Of course, you’re going to see firsthand over the next several days that change can sometimes seem very unsettling. However, I think you will come to appreciate in the fullness of time and frankly sooner than you think that these transactions will mean that from a day-to-day basis CDW will be able to continue to enjoy business as usual, which for you and in your case is a very, very exciting set of prospects.

Finally, in summary, I’d be remiss if I didn’t thank all the people from CDW with whom we’ve worked closely over the last several months. Of course, John, Jim, Harry, Doug, Barb, Chris, and Anne, all of whom have spent countless hours that only began during normal business hours and that consumed a lot of their time, if not all of their time, over the last few months. Their assistance has been invaluable, but it has been very, very encouraging to us as well.

So with that, John, I hope I’ve covered most of the things that you hoped I might have and we’re absolutely available to answer any questions in appropriate time of the join the conference call.

John Edwardson:	Ben, thank you so much and with that we will open it up for any questions that any of you would want to ask; and, again, as I always say on these calls, I don’t want you to hang up at the end of the call wishing you had asked a question that you didn’t. So no question is inappropriate or wrong to ask.

Operator:	Thank you. We will now begin the question and answer session. If you have a question, please press star then one on your touchtone phone. If you wish to be removed from the queue, please press the pound sign or the hash key. If you’re using a speakerphone, you may need to pick up the handset first before pressing the numbers. Once again, if there are any questions, please press star then one on your touchtone phone. Awaiting questions.

Thank you. Our first call comes Lara Sibley; please go ahead.

Mark Sabbath*:	Actually it’s Mark Sabbath with a question, but with Lara Sibley. But the question was whether or not there are any companies that Madison Dearborn has investment in today that you think are, present synergy opportunities for CDW that we should be looking at working with closely in the future?

John Edwardson:	Mark, that’s a great question. Ben, Mark is in our Marketing Department. I know that Jim Ferry*, who is another Madison Dearborn partner, called me just within the last week about another investment that you have. I believe it’s an Atlanta-based company and maybe, Ben or George, you can talk about that company a little bit, if you know which one it is.

Ben Chereskin:	Yeah, I don’t know if people can hear me. Is the mike open again?

John Edwardson:	Yes.

Ben Chereskin:	Yeah, SeeBeyond, which is a telecommunications company that caters to the small business community and provides integrated network services, network service solutions to those companies. It has been a very successful growth company for us that we backed from inception. We continue to have representatives of our firm serve on its board of directors. It is a company that has been undertaking a national expansion focused principally on a major market strategy. They’ve begun to consider expanding its footprint through an asset light strategy and to do so they believe that CDW may be on the best commercial business partners with whom they can engage in order to deploy their service offerings to a broader audience. Given the relationship you have, the technical expertise that you have, the reputation that Berbee clearly confers across the entire organization, we think this should potentially be very interesting business. But I should really hasten to add though, in all such things we are here to make also to introductions and opportunities available, but we make sure that every one of these potential initiatives stands on their own. We work on a demand poll basis. If any one of our management teams wants an introduction, we will always make it, but we’ll never impose anything on anybody. So it’s a great question, like the way you’re thinking and my expectation is: As we all get to know each other better, there will be other things that come to mind that may also come to fruition.

John Edwardson:	Thank you Ben. You may all be interested in knowing that an ABC7 helicopter is circling our headquarters building right now. Ben I hope you were not serious in saying that its up to each management to decide whom they do business with because we really expect you to force them to buy all their computer hardware and software from CDW in the very near future.

Ben Chereskin:	I was waiting for that one. I would’ve been disappointed if you guys hadn’t said it.

John Edwardson:	Next question please.

Operator:	Thank you. Once again, if you have a question, please press star then one on your touchtone phone. Thank you. Our next question comes from Melissa McMahon; please go ahead.

Mike Savage*:	This is Mike Savage will Melissa McMahon. John, I guess my question is: Given the entrepreneurial spirit of the organization and the equity holdings that many of our coworkers have, what’s your thoughts and MDP’s thoughts in terms of equity ownership in our new state going forward?

John Edwardson:	As many of you know, Mike is head of Compensation and Benefits of the Company, so this is an appropriate question; and he’s in Melissa McMahon’s office, so just one message to Melissa. Melissa, if you think you’ve been hiring a lot of account managers, you’re wrong. You’re going to be hiring even more because we have an extraordinary growth plan that we want to achieve with Madison Dearborn Partners and so we will be busier than we have ever been. Mike, I don’t know the answer to your question because at this point in time, we have not been allowed as a result of the go-shop process; and let me explain this a little bit. Were we to have had any discussions about continuing to be in cert positions and compensation for those positions or anything like that with Madison Dearborn Partners, the thought is that that could buy us our activities during the go-shop period. It may lead us, for example, to give information differently to other perspective buyers than we have given so far in the process. So we have not been allowed to have any compensation discussions or retention discussions of any kind with Madison Dearborn Partners and so as a result, we just can’t answer your question with respect to CDW on this call.

Mike Savage:	Thanks John.

John Edwardson:	Other questions?

Operator:	Thank you. Once again, if you have a question, please press star then one on your touchtone phone.

John Edwardson:	I know there have to be a few more questions. Okay. Well, what we’ll do if there aren’t, I think what I would like to do is hold another Q&A session later in the week. We may try to get everybody together and do this. One of the things, as we mentioned earlier, all of our EC members will be holding town hall meetings throughout the Company and we’ll be very visible. The other thing is that many of you will need to be visible. Go through your message maps; go through the FAQs. If you have questions that you’re asked that you think of that you don’t know the answer to, talk to your EC member or to Gary Ross or Clark Walter and be sure to get the answers to those questions. We want to be as open and as candid and thoughtful as we can with all coworkers. Now one of the things that I need to mention to you that is just a timing issue for me is: I am not going to be as visible Wednesday and Thursday as I would like to be. My mother is arriving from Southern Indiana. She’s going into Apprentice Hospital for Women and will be there for the next three-and-a-half or four days, so I’m going to be spending a lot of time with her. So I will try to be as visible as I can be, it’s just the timing did not work out very well on this particular issue. But I will be downtown tomorrow at the hospital and will try to get through our downtown offices a little bit tomorrow and then will try to be more visible on Thursday and hopefully a lot more visible on Friday. With that, I know that it’s been a difficult day for many of you. Call me at home, email me with questions, whatever you need you’ve got our numbers and you have the numbers for your EC representatives. Thank you for getting through I’m sure a very difficult day. Let’s keep focused. We have a lot of work to do to close the month out on a very strong note. You have done a hell of a job, a hell of job over the last couple of months. We’ve had tremendous growth. Margins are great. Organic growth is unbelievable. Berbee is on a roll and everything is hitting on all cylinders, so let’s keep it up and continue to do the great job you’ve been doing. With that, Ben, George, Brittany, and Steve, thank you very much. We welcome you as coworkers or cohorts, as the term that they often use, but we’ll try to use coworkers in the future and look forward to working with you in the very near future much more closely. Thank all of you very much and we’ll try to do this again in the next couple of days so that as you get questions, we’ll give you a chance to ask them again. Good night.

Ben Chereskin:	Thank you very much. Bye-bye.

John Edwardson:	Good night.

Operator:	Thank you ladies and gentlemen. This concludes today’s conference. Thank you for participating. You may all disconnect.

Please Note:	*	Proper names/organizations spelling not verified. [sic] Verbatim, might need confirmation.

THIS FILING INCLUDES A TRANSCRIPT OF A CONFERENCE CALL HELD ON MAY 30, 2007 IN WHICH CDW’S MANAGERS PARTICIPATED. THE CALL WAS LED BY CDW’S CHIEF EXECUTIVE OFFICER, JOHN EDWARDSON, WITH COMMENTS FROM BEN CHERESKIN OF MADISON DEARBORN PARTNERS, LLC. THE MANAGER TALKING POINTS WHICH SERVED AS THE OUTLINE FOR MR. EDWARDSON’S REMARKS ON THE CALL WERE PREVIOUSLY FILED BY CDW CORPORATION AS EXHIBIT 99.4 TO THE FORM 8-K FILED ON MAY 30, 2007.
CDW Corporation
Transcript of Conference Call with CDW Managers
John Edwardson
May 30, 2007
9:00 am Central Time
CDW Corporation will file with the Securities and Exchange Commission (the “SEC”), and furnish to its shareholders, a proxy statement soliciting proxies for the meeting of its shareholders to be called with respect to the proposed merger between CDW and Madison Dearborn Partners, LLC. CDW SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT IS FINALIZED AND DISTRIBUTED TO THEM BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. CDW shareholders and other interested parties will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. CDW shareholders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents by directing a request by mail or telephone to CDW Corporation, 200 N. Milwaukee Ave., Vernon Hills, Illinois 60061, Attention: Corporate Secretary, telephone: (847) 465-6000, or from CDW’s website, http://www.cdw.com.
CDW and certain of its directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be “participants” in the solicitation of proxies from shareholders of CDW with respect to the proposed merger. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in CDW’s proxy statement relating to the proposed merger when it is filed with the SEC. Information regarding certain of these persons and their beneficial ownership of CDW common stock as of March 31, 2007 is also set forth in CDW’s proxy statement for its 2007 Annual Meeting of Shareholders, which was filed with the SEC on April 16, 2007.
Statements about the expected timing, completion and effects of the proposed merger between CDW and Madison Dearborn Partners, LLC, and all other statements in this filing other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements, each of which is qualified in its entirety by reference to the following cautionary statements. Forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. CDW may not be able to complete the proposed merger because of a number of factors, including, among other things, the failure to obtain shareholder approval, the failure of financing or the failure to satisfy other closing conditions. Other risks and uncertainties that may affect forward-looking statements are described in the reports filed by CDW with the SEC under the Securities Exchange Act of 1934, as amended, including without limitation CDW’s Annual Report on Form 10-K for the year ended December 31, 2006.

CDW Corporation
Transcript of Conference Call with CDW Managers
John Edwardson
May 30, 2007
9:00 am Central Time

Operator:	Good morning ladies and gentlemen and welcome to the CDW Manager’s Call. At this time, all participants in a listen-only mode. Later we will conduct a question and answer session. Please note that this conference is being recorded. I will now turn the call over to Mr. John Edwardson. Mr. Edwardson, you may begin.

John Edwardson:	Thank you and thanks to all of you for joining us. I know that yesterday was probably an unusual day for all of you as it was for me; and I want to let you know that while I’m very pleased to make the announcement that you have heard and are about to hear more of, this is not the way that we had hoped to do it. Our original plan called for us briefing you ahead of the press release and ahead of the information becoming public, but due to some unexpected developments and delays over the weekend, we were unable to do that preannouncement briefing with all of you. So I apologize for that right from the beginning, but now let’s go through what we did, why we’re doing it, and what our future will look like with Madison Dearborn Partners as our major shareholder. We will have, at the end of my presentation, Ben Chereskin, who’s a Managing Director of Madison Dearborn Partners is on the phone call; his partner, George Peinado is on the phone call as well. Ben and George have spent literally hundreds and hundreds and hundreds of hours with us over the last couple months. They have gotten to know a tremendous amount about CDW. Obviously, they’re very competent about the future of the company, very competent about your ability to continue leading the company, and you’ll hear some words from them at the end of my discussion with you. Then at that point in time, we will open it up for questions.

So as you know by now from reading in the newspaper and from emails from me, we had important news that we announced yesterday afternoon. We signed an agreement for the company to be acquired by Chicago-based private equity group, Madison Dearborn Partners. Madison Dearborn is buying CDW for $7.3 billion or $87.75 a share. This transaction will make CDW a private company. One thing that’s important to know right upfront is that Madison Dearborn is committed to investing in our long-term growth strategies. We and they will talk about that in a few more minutes, and they’re very interested in keeping the CDW culture as it is. They recognize that one of the principle reasons for our growth is our culture and how we live and work at this company. So it’s important to know right from the beginning that our goals, our strategies, and our values remain unchanged.

If the transaction is approved and the customary closing conditions are satisfied upon closing, and this will be of interest to you, all of your stock options, and for those of you who have restricted stock, all of those will vest. Vesting means you get the money, and vesting means that you don’t have to wait for three or four more years for the stock to vest. Everything vests immediately. So option holders will be paid an amount in cash equal to the buyout price of $87.75 per share, minus the exercise price. Yes, you do have to pay the exercise price and minus applicable taxes. So we will write a check to you for the net of the difference between $87.75 and the exercise price and the taxes that will be due. Fro those of you who own shares directly in the company, either directly or through the employee stock purchase plan, you’ll receive $87.75 per share, less the applicable taxes that you will owe on those shares. The agreement will be voted on at a special meeting of our shareholders. That meeting will not take place for probably 11 or 12 weeks. There’s a lot of legal work that we have to do between now and then, as we mentioned, and other steps that we have to go through. So we expect to close the transaction probably late in September or maybe early in October, although we hope it doesn’t take that long.

One of the unique things about going through the process that we just went through is that the buyers are not allowed to engage in discussion with anyone in management about whether or not the managers will stay and continue to run the Company until later in the process. So up through the time of the Board approving the agreement, we were not allowed to talk to Madison Dearborn about being employed with them, and we also have a period called a “go-shop period”, which we’ll talk about, that we need to go through. So it’s going to be very difficult for us to maintain our independence if we are allied with any one company. That being said, Madison Dearborn has made it very clear, and you’ll hear that later on in the phone call, that one of the main reasons that they are investing in this company is because of the strength of the management team and that includes all of you. One of their investment principles is to invest in companies with outstanding management teams, and their intent and hope is to keep this management team intact.

Sometimes there are concerns about the impact of transactions like this on individual compensation, so MDP has agreed, at a minimum, to reserve current base salary and benefit levels at least through 2008. We’ll continue with a PMP process to determine yearly salary and bonus adjustments. Cash bonuses and cash incentive plans will continue to be established by this management team subject to business goals and personal performance, as they always have been. We expect no job reductions as a result of the transaction. Madison Dearborn is attracted to your success and the value that you our managers and coworkers and built in this company.

Let’s go through a little bit about how this transaction began and what we’ve been doing over the past three-and-a-half months. In the middle of February, our Board was approached by a party interested in discussing a potential transaction with the company. We had lengthy discussions at that time as a Board and decided that the right thing to do for all shareholders was to take a look at this initial proposal as well as take a look at other proposals. So we went through a lengthy and very diligent evaluation process with a number of potential buyers. Madison Dearborn Partners offered the highest price. As a result, the Board concluded that it was the right thing to do for shareholders and the right thing for CDW to be acquired by Madison Dearborn for $7.3 billion or the $87.75 per share that I mentioned earlier.

Our Board and this Executive Committee team believes that this is a compelling opportunity to immediately maximize shareholder value and is recommending the shareholders approve the transaction. Also, as you saw on the press release, Michael Krasny has agreed to vote his shares in favor of the transaction as well. As you know, Michael owns about 22% of the company.

One of the things which was really important as we went through the process with Madison Dearborn is that they are committed to providing the resources necessary to grow our Company. They’ve spent a lot of time evaluating and studying the Company, and I will tell you that they know as much about this company as probably anybody on our Board other than Michael. It’s been great fun to work with them, to get to know them, to debate with them and talk with them about how we do things and what our strategy is like. They’re very talented. They’ve invested, as you will hear later, in a number of companies that have had extraordinary growth. As we’ve looked at the future with them, they’re committed to continuing to grow our Company at a very rapid pace. One of the things that you know is that we’re hiring a lot of account managers this year.

They want to continue that hiring of account managers at a very rapid pace. They want to continue to look for ways to make our customer experience even better than it is, and they want to grow the Berbee platform on a national basis, so they’re very supportive of our strategies, our long-term objectives. They have the capital and the wherewithal to help us to continue to grow at a very rapid pace.

Let’s talk a little bit about Madison Dearborn. You’ll hear more from them in a few minutes. Madison Dearborn is one of the largest private equity investment firms in the world and wonderfully they happened to be based right here in Chicago. The key competitive characteristics that they look for in investments are a great management team, a leading market share, a track record of innovation, substantial free cash flow, a well-known, widely recognized brand, and a highly efficient and defensible distribution channel, as well as a scalable business model that has strong returns on capital. We fit the bill in every single one of these categories. They’ve had a tremendous amount of experience in the distribution business, and it’s just been a lot of fun to talk with them about that and how they’ve been successful in investing in other companies. Their stated objective is to invest in companies in a partnership with outstanding management teams to achieve significant, long-term appreciation and value. They’ve made some interesting investments over the years. Some of the ones you may be familiar with are Ruth’s Chris Steakhouse. Ben, we did not hear from you about employee discounts at Ruth Chris, and I’m sure you’ll let us know about that at the end of the phone call. They also own a company named PayPal, Boise Cascade Holdings, Yankee Candle; and Ben’s going to go through a number of other names of companies that you will recognize as being high growth and many of them in the tech industry. They are making a significant investment in this Company. The details of that investment will be made and the merger agreement, which will be filed with the SEC this afternoon, it’s a lot of money in equity and it means that they’ve done a lot of homework to make sure they want to invest that money. Ben Chereskin, I’ve not had the opportunity of meeting before we engaged in this process, but he is a managing director of the firm, one of the founders of the firm, and will be our main contact. I have had the pleasure of knowing, for probably 20 years, John Canning, who is the Founder of Madison Dearborn Partners; Paul Finnegan, who is their President, I’ve known for probably 11 or 12 years. It is a very high-quality group led by very talented people, and they have been incredibly successful.

So one of the things that we will need you to be doing, and excuse me while I turn my cell phone off, thank you. I forgot to turn the phone off. Excuse me; it’s been ringing like crazy. One of the things that is very important for you to be doing over the next couple of days is make sure that we continue the same high level of service that we have always given. In particular, I want to thank you for yesterday. I know yesterday was a difficult day. We did $31 million of revenue yesterday. For those of you who are active in sales, thank you very much for keeping your teams focused. For those of you in distribution, thank you for getting thousands and thousands of boxes out the door. For those of you on the bid desk, thank you for pushing orders through. I know that we have two more days at the end of the month, today and tomorrow, which will be somewhat difficult to keep people focused, but we have a plan to make and it’s important that we make that plan.

Let me talk about one other thing that usually happens at this time of the year. Of course, as you know, we have an annual meeting coming up next week, and at that annual meeting, as all of you know because you participate, is the time when we grant stock options. Because of this process, we will not be able to grant stock options this year, but I’d like to share some good news with you that will be detailed in the merger agreement. That is this: Madison Dearborn has agreed to a special bonus program to be paid to managers, directors, officers, as well as the non-manager level coworkers that were given discretionary stock awards or would be given discretionary stock awards this year. That payment will be made for those of you who are here at the end of the year. Now I expect that all of you will be here at the end of the year unless you do not want to be because we want to keep you here, so that payment will be made. It will be a cash payment, and it will be the difference between the buyout price of $87.75 per share and $75.56. That is the closing price on Friday before any news of this pending transaction became public. Of course, we’ll have to withhold taxes from that, but you’ll be able to figure out what that is soon. We will continue with the award process, and you will be given a letter noting what your option shares would’ve been, so the comp committee will be doing that work next week at its meeting and will be approved by the Board of Directors as well. For those of you who participate in the restricted stock program, the value of the cash payment will be based on the buyout price of $87.75 per share multiplied by the number of shares of stock that you had been given less taxes. So one thing I thought was just very important for you to know that, that Madison Dearborn felt it was important to, for us to be able to make that award. It’s a clear signal, a very clear signal, that they want you here.

Let’s talk a little bit about the press release and some of the other related activities. Obviously, that release went out a little bit after 5:00 yesterday. Coworkers will be blocked out from trading stock today. We obviously have begun the communications process to share this news with a number of audiences. We had the investor phone call at 8:00 this morning. Harry and I had a very good phone call with senior officers of Hewlett Packard a few minutes ago, who were very supportive of the transaction, and that call went very well. Clearly, as you know, they’re 26% or 27% of our revenue, and their support was very evident. They’re thrilled to hear that we will continue to grow this company at a very rapid pace. I’ll be recording a phone call for all coworkers in a few minutes, and we’ll publish a dial-in number for any coworker who wants to listen to that phone call. That should be available later this afternoon. We’ll also be publishing on CDW.com and CoworkerNet articles about the transaction as they are written. I would encourage all of you, I have not read it yet, I’ve heard it’s a fairly good article, the article in the Trib today. As you’ll note, the picture of me is several years old. I like those younger-looking pictures, but it’s a very positive article on Madison Dearborn, on the prospects of CDW, and one which I think would be good for all of you to share with your coworkers that article, if it’s not already, will be on CoworkerNet shortly. We’ll also be sending you FAQ sheets with questions that we think you may be facing from coworkers as you go through the day. If there are other questions that you get that you do not know the answers to, please feel free to call Gary Ross* in our PR department, Dennis Berger in our Coworker Services group or your member of the Executive Committee team. We want to give you answers to questions as quickly as you get them. One of the things we would ask you not to do is speculate. It’s perfectly appropriate if you don’t know the answer to a question to just simply say, “I don’t know. I’ll go find out.” But please don’t speculate about anything, and one of the things that Executive Committee members will be doing the rest of the week will be holding town hall meetings. Those will begin today and tomorrow. If you don’t hear about when those meetings are scheduled, send an email to your Executive Committee member and ask them when that meeting will be held. There will be clearly a number of them. Jim Shanks, for example, has only about 2,600 people to have town hall meetings with. I know that Jim plans on spending some time at the end of every day because he wants all of you selling throughout the day in general sessions, both downtown and in Woodland Falls. I’ll try to be as visible as possible as well over the next couple days, and we’ll be walking around the buildings here in Vernon Hills this morning after a number of other phone calls are finished. The point in saying all of this is: You need to be visible too. What you need to make clear to all of our coworkers is that only one thing has changed and that is who owns the stock in the Company. The wonderful thing about the new owners is that they have a great deal of confidence and support in the long-term objectives and strategies that we have and the values in the CDW way that we live by. So please be visible. Please look through the message map that we have sent you and the other things that we’ve given you to help you answer questions. To the extent that you get any phone calls from newspapers or the press, please remember all of those need to be forwarded to Gary Ross or Clark Walter* so that the appropriate person at CDW can speak on behalf of the company. If there are any inquiries from financial community or shareholders, those of course go to Cindy Klimstra, our Head of Investor Relations.

With that, let me tell you just a little more about the steps we’ll be going through, and then I’ll turn it over to Ben for some comments. The process that we go through is a lengthy one. It has to be a lengthy one because we’re still a public company, and we are required to operate as such. That is why we had an investor phone call this morning. At this stage, we’ve got step number one done and that is sign a merger agreement. That merger agreement will be filed with the SEC this afternoon. During the course of the next few weeks, we will be drafting something called a “proxy statement”. That document will probably be well over 140 or 150 pages in length. It will give considerable detailed information on the Company. It will give a lot of detail on the process that we’ve been through over the last three months. It will have included in it two fairness opinions by financial institutions, investment banks saying that they believe that the price that we are receiving is a fair price. It will also contain some documents about Michael Krasny’s support agreement and his willingness to vote his shares in favor of the merger and many other things. Once that proxy is filed with the SEC, they’ll have to review it. When they have completed their review, we will then mail it to all of our shareholders. We’ll set a record date for the shareholder meeting. That meeting will be probably of minimum of 30 days after the SEC statement is completed. The proxy is completed with the SEC, and then we will have one final meeting as a public company to vote on the transaction and shortly thereafter money will move.

One of the things that I mentioned earlier in the phone call was something called a “go-shop process”, and because of the type of auction that we went through where we went to a limited number of people that we thought would potentially be interested in the company, we now have to go through a period called a “go-shop period”. It’s going to last 30 days. During that period, we will have to be open to approaches from other companies, and we don’t expect that there will be much interest. We did a thorough analysis of strategic buyers, and we just didn’t think that it was very likely that anybody that we have not already approached could be interested in the Company, but you never know. So that period will last for 30 days. In the meantime, we have a company to run. We have a plan to meet, a budget to make, and we will be working more closely with Madison Dearborn Partners during this period thinking about growth and the future and the things that we want to be doing together. So again, go through the message map, the materials you’ve received. Email me; call me if you have questions. Call your Executive Committee member first. If you have questions, they can answer most of them. Remember if the press calls, contact Gary Ross or Clark Walter and Cindy Klimstra for investors. Ben Chereskin or George Peinado, if you are on the phone, it is your turn to talk. Operator, if you can come back in for questions, we need George and Ben probably to have the first questions. So those of you from the Company, hold off until George and Ben have a chance to speak.

Operator:	Thank you. We will now begin the question and answer session. If you have a question, please press star then one on your touchtone phone. If you wish to be removed from the queue, please press the pound sign or the hash key. If you are using a speakerphone, you may need to pickup the handset first before pressing the numbers. Once again, if you have a question, please press star, then one on your touchtone phone.

John Edwardson:	Operator, please accept first and managers, please hold off until George or Ben has had a chance to press star/one. Go find out.

Male Speaker:	Yeah, they are; they are.

John Edwardson:	Operator, are we having trouble connecting them?

Operator:	What is Ben’s last name?

John Edwardson:	Chereskin or George Peinado, P-E-I-N-A-D-O or Brittany Smith. I don’t know whose office they may be in.

Operator:	Ben’s line is now opened.

Ben Chereskin:	Hello.

John Edwardson:	Ben hello.

Ben Chereskin:	Hey, John, how are you?

John Edwardson:	Just fantastic this morning, and good morning to you. It’s your turn.

Ben Chereskin:	Well, thank you John. I’d first like to let you all know just how excited and honored we are to have the opportunity to partner with the exceptional team at CDW. While my colleagues and I have only met with a few of you, we’ve been deeply impressed with everyone we have met, and we look forward to meeting many more of you in the days, weeks, months, and, in fact, years to come.

John’s asked me to provide you with some more background on our organization, so I’ll take care of that first. Madison Dearborn is one of America’s leading private equity firms with the largest such firm between the coast with over $14 billion of capital under management through a series of private partnerships that we’ve organized over the past several years. Our company was founded in 1993 by the former executives of the private equity group of First Chicago Corporation, of whom I’m one. We were one of the earliest and have been one of the most active investors in the management buyout business during the past 30 years. I thought it might be helpful for me to spend a few moments describing our approach to investing. We seek to find exceptional businesses that are industry leaders and run by world-class management teams. Once identified, we do a great deal of homework in order to understand the company’s markets, strategies, financial metrics, value creation opportunities, and most importantly, management team. Once we better understand the business, we seek to establish alignment with management regarding future strategy and objectives. We then seek to design a sound capital structure for the transaction, one that will not only facilitate its execution, but, more importantly, provide the company with financial resources necessary to implement its business plan. Once the transaction’s completed, we support our companies through our participation at the board level as informed, engaged board members. We do not seek an active operating role in our portfolio companies nor do we impose outside executive or consulting parties upon our portfolio company teams. We do, however, assist our company in any way that we can and provide them with access to a full range of resources and contacts. We then focus on growing the value of our businesses by ensuring that these companies invest adequately and appropriately with a long-term perspective.

Over the years, we’ve had the privilege of working with not only a number of other leading major corporations such as: Boise Cascade, Packaging Corporation of America and Intelsat. But also with many of the finest growth companies over the last 20 years, including the Sports Authority, GNC, Nextel, Metro PCS, Ruth’s Chris Steakhouse, PayPal and XM Satellite Radio. The philosophy that unites everything we do, however, is a partnership orientation. We regard every investment as the creation of a new partnership with incumbent management. Finally, the holding period for our investments is long, generally standing several years. We have no specific exit time table, however, but rather focus on achievement of the objectives of our consensus long-term plan and realization of value when both favorable exit opportunities arise and management deems such an exit appropriate. I’m sure you’re all wondering how we will work together over the years to come. As I just mentioned, our partnership philosophy informs our approach to governance. The CDW management team will serve in the role of operating partner. In that capacity, it will be responsible for developing and implementing the company’s business plan in developing the organization necessary to do so. For our part, we will serve as the company’s financial partner. We will serve in a corporate governance capacity helping to oversee the company’s business affairs as directors on the company’s board. We see it as our role to act as a sounding board and to ensure that CDW has all the financial, technical, and human resources necessary to execute its plan. Based on our detailed assessment over the past several weeks, we consider CDW to be a compelling investment opportunity that meets every one of our principle investment criteria. First, we seek to identify companies with unique, defensible business models that confer significant, sustainable, competitive advantages that have been proven over time. We look for companies that have demonstrated a strong financial track record over a number of years. In particular, we look for companies that generate significant cash flow and deliver high rates of return on invested capital. We look for companies with stable top-line characteristics that are durable and resistant to import competition, technical obsolescence or substitution. Furthermore, we seek to invest in companies with favorable long-term growth prospects extending beyond the term of our investment horizon.

Finally and most importantly, we seek to invest in companies with exceptional leadership and a culture of excellence and innovation. CDW, as you know better than we, clearly fits these criteria to a tee. CDW’s one of the most attractive major growth companies that we’ve ever evaluated. Our decision to make this the largest investment in our firm’s history is a vote of confidence in all of you and the strongest possible endorsement of the company’s plans. Now I’m sure you all may be wondering about the future and how we see it. As John mentioned, we see great opportunity across all of the Company’s business sectors. We enlisted an exhaustive list of some of the most sophisticated business advisors to help us assess the Company’s prospects. From that analysis has come a strong degree of conviction about the growth opportunities that exist across the public and corporate segments as well as Berbee. We believe very strongly that the management’s reorganization efforts will lead to much greater productivity in the mid-lower segment. We believe that the company’s commitment to continue to grow the number of account managers will be productive and will be supported by what we believe to be an enormous white space opportunity in a fragmented and growing business market. We also believe that Berbee has got enormous opportunities to extend its footprint to both organic and through acquisition-based initiatives. We intend to support the continued growth of the company through continued investment behind every one of these initiatives. Now I’m sure the prospect of this change may seem a bit unsettling, but it’s our commitment to you that in a very short period of time, things will soon revert to business as usual. In the case of your Company, that is a very, very exciting prospect.

Before I finish, I just wanted to thank the folks from CDW who’ve helped bring us to this point. We spent quite a bit of time over the past several weeks, 24/7 over the last couple of weeks, with John, Jim, Harry, Doug, Barb, Chris, and Anne. They have done Yeoman’s work in supporting the process and have inspired us to reach the position we’re at today. For that, we’re very grateful. So, John, I hope that touches on most of the points you’d hoped that I’d address, but of course I’d be delighted to participate in the Q & A session if appropriate.

John Edwardson:	Okay, thank you Ben. Only one point you didn’t address, but the sales guys around the table are telling me that they’re afraid that if you give us a discount at Ruth Chris that all of your hundred companies that you guys have an equity interest in may want a discount at CDW. So there’s...

Ben Chereskin:	That was going to be my rejoinder.

John Edwardson:	So they’re saying hold off on (inaudible)...

(Cross talk)

Ben Chereskin:	Yeah, you better think about that trade.

John Edwardson:	But I can assure you that Ruth Chris will be getting more business around (inaudible) in Chicago than it has before and... But the only problem is for those of us who travel at the Company, I think that Ruth Chris prices are outside our guidelines for expensing dinner, so we may have a difficulty there. With that, for those of you who are on the phone, Ben and I’d be pleased to answer any questions that you have. One of the things I want you to feel comfortable doing, ask what you want to ask. We’re here to answer those questions; and let’s just open it up.

Operator:	Once again, if you have a question, please press star then one on your touchtone phone. Our first question comes from Maureen McDermott; please go ahead.

John Edwardson:	Hello Maureen. Say, operator, would you leave Ben’s line open so that he can answer questions if need be as well? Go on, Maureen; I’m sorry.

Maureen McDermott:	Hi. Thanks. My only question is I know that there’s been a lot of talk about acquiring other organizations this year. Are we still looking to do that or is that on hold for right now?

John Edwardson:	Clearly we are still looking to do that. One of the things that we want to do is continue to grow the Berbee platform. Ann Ireland and Harry Harczak and Paul Shain have not been able to be as busy doing that as they would like to have been because we’ve been busy working on this. Paul has identified several companies and he and Harry have met, I know, with the leaders of a few of those and we will continue to work on those transactions. I think that it’s critically important that we continue to grow that Berbee platform. Ben, you may want to add a point of view on that as well.

Ben Chereskin:	Yeah. No, we’ve got a great deal of experience in helping companies grow through acquisition. We’re favorably disposed towards helping to back the right companies on terms that make sense to everybody and we’ve made provision on the Company’s capital structure to support those kinds of transactions, so we look forward to evaluating the opportunities that management brings to the Board; and I’m sure they’ll bring the right ones to us and that we’ll be supportive of.

Maureen McDermott:	Wonderful thanks.

John Edwardson:	Thanks Maureen.

Operator:	Our next question comes from John Johnson; please go ahead.

John Edwardson:	Hello John. How are you this morning?

John Johnson:	Good. How are you today?

John Edwardson:	Just fantastic.

John Johnson:	I’ve had a few account managers reading over the letter you sent out yesterday and specifically on the commission and base salary question, the comp was noted that current base salary will be stayed the same, but nothing was mentioned about commissions. Is there anything you can enlighten us on with commission structure?

John Edwardson:	Yeah, Jim, of course, is going to be very visible over the next day or to and he can answer those questions directly. As you know, we’ve had some small changes going on and differences being made in compensation and, as always, those things will continue. But in general, the very basic principles that we’ve had on paying people for gross profit generation and growth will continue and Madison Dearborn, at this point, has not even looked at any of those things. So those are going to be things that we’ll continue to do as we have done. But,

John, as you know, we’re always tweaking things or motivating you to do things in slightly different ways. We want the ability, of course, to be able to continue to do that. So, Jim, you can look at him eyeball-to-eyeball and ask him those questions and I think he’ll give you exactly the same answer.

Ben Chereskin:	John, just from our perspective.

John Edwardson:	Yes Ben.

Ben Chereskin:	Our investment pieces is no way predicated upon cost savings other than those that management might in the ordinary course seek from an effective cross-management perspective. We really have made a bet based on your ability to successfully implement the growth plans and the productivity enhancement plans to better organization technology. So costs are not the drivers that will deliver the results we’re looking for. More importantly, as a matter of philosophy, we do not impose compensation plans on our management teams, rather we look to the management teams that we’re backing to propose the appropriate compensation systems and any changes that you’ll see in the years to come will be based on the managements’ recommendations to the Boards and not the other way around.

John Edwardson:	Thanks Ben. John, one final point that we have worked very closely with Ben and George and their team on is continued significant growth in the number of account managers of the Company. One of the things that we’ve sometimes been unable to do as a public company is grow as quickly as we wanted to grow because sometimes cost runs ahead of revenue and profit and when you have quarterly earnings per share targets to meet, it’s somewhat difficult to do. As a private company, we can run for long-term cash flow growth and long-term profit growth and George and Ben are very interested in the plan that we have been executing this year to grow the number of account mangers and want that kind of growth to continue.

John Johnson:	Perfect. Thank you very much.

John Edwardson:	Thanks John. Next question.

Operator:	Our next question comes from Greg Belle; please go ahead.

Greg LaBelle:	Hello John.

John Edwardson:	Hello Greg. How are you today?

Greg LaBelle:	Good. I was just curious as to, I know it’s sounds like it’s going to be business as usual, but are there any changes that maybe you could discuss once this is finalized that maybe you can share with us today?

John Edwardson:	You know, really not that I know of. If you listen to the investor phone call, one of the changes that you know will be that we won’t be a public company. I kind of joked on the investor phone call that on all those calls our General Counsel, Chris Leahy, had one hand on my throat to make sure that I never made a misstatement from a Fair Disclosure point of view. So clearly the way that we’ll communicate with investors in the future will be different because George and Ben will be representing people who have invested with Madison Dearborn Partners. They’ll be our investors and so frankly I look forward to not traveling the U.S. and sometimes Europe talking with investors and having to be very, very careful about every single statement that I make because in today’s world people want to sue people like me for saying the wrong things; and that clearly will be a difference. We will have public debt as part of that, so we will have to register with the SEC and our debt will be traded publicly, more than likely. So from an overall standpoint that will change. But in terms of day-to-day running the Company, I know Ben and George’s hope is that this management team stays together. It’s my hope that this management team stays together. I look forward to continuing to be at CDW for a number of years more and I love the Company. I love getting up in the morning and coming to work. I enjoy working with all of you, so I think that the future is going to be that we’re going to be even bigger and even better and we’re going to continue to be aggressive at taking market share. The most fun thing that I love about the Company is how much we’ve grown and at still how little we are. There’s just so much more growth ahead of us. When I joined the Company, we had less than half as many as coworkers as we do today. It’s just been a great trip and I hope this trip continues to go on longer and longer. We’ve got a lot more fun ahead of us and a lot more growth. Next question.

Operator:	Our next question comes from Barbara Crystal; please go ahead.

Barbara Crystal:	Hi John.

John Edwardson:	HI Barb. You already know all the answers, so (inaudible)...

(Cross talk)

Barbara Crystal:	No, I don’t. At what point, if any, do we bring Madison Dearborn into the approval process? I’m thinking specifically of news releases, do they want to know about what we’re announcing before we announce it?

John Edwardson:	You know, we’re going to run the Company as a public company until we’re not a public company; and we’ll be hoping that they get to know the Company a little better over the next few months and so Ben and George...

Ben Chereskin:	John, our policy on those things is unless they’re statements that refer to or involve us, we don’t need to be involved. We obviously trust you guys to know how to mange corporate communications on a professional manner. So if it refers to us, we naturally have an interest in it. If it doesn’t, it’s really not of our concern.

John Edwardson:	Barbara, does that help?

Barbara Crystal:	Yes, it does. Thank you.

John Edwardson:	Ben, thank you.

Ben Chereskin:	Sure.

Operator:	Once again, if you have a question, please press star then one on your touchtone phone.

John Edwardson:	I know that you will have more questions and please feel free. Please feel free to email or call your EC number or me. Remember that if you get phone calls from the press, refer to those Gary Ross from the financial community to Cindy Klimstra. Just one final thought, this is a great Company. It’s a great Company because of the very hard work that all of you do. You’re management of the Company is really where it all happens. Those of us who are on the Executive Committee depend on all of you to do the work every single day. You do a great job. So what we need to do is to continue to do that job. We’ve got a great future. We’ve got today and tomorrow to complete on a very strong basis to have a great month of May and then June begins and we have to do it all over again. So I want to thank all of you for your hard work. Thank you for your future commitment to the Company. We have a lot of opportunity ahead of us, more than we’ve ever had before. We’ve got tremendous financial strength, a great team, great people, great customers, great support from our partners and a great new investor in Madison Dearborn Partners. So let’s go, keep the trend going and thank you all so much. Talk to you later. Good-bye. Thanks Ben.

Ben Chereskin:	Sure. So long. Take care.

Operator:	Thank you very much ladies and gentlemen. This concludes today’s conference. Thank you for participating. You may all disconnect.

Please Note:	*	Proper names/organizations spelling not verified. [sic] Verbatim, might need confirmation.